EXHIBIT 21



SUBSIDIARIES AND SUB-PARTNERSHIP OF RESURGENCE PROPERTIES INC.


  o       Resurgence TX GP, Inc. a Delaware corporation
  o       Resurgence TX LP, Inc. a Delaware corporation
  o       Resurgence Properties Texas, L.P., a Delaware partnership
  o       West Side Mall Corp., a Delaware corporation
  o       Jersey Property Corp., a Delaware corporation